As filed with the U.S. Securities and Exchange Commission on March 14, 2025

Registration No. 333-279544

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-279544

UNDER

THE SECURITIES ACT OF 1933

LAKESHORE BIOPHARMA CO., LTD

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

Building No. 2, 38 Yongda Road

Daxing Biomedical Industry Park

Daxing District, Beijing, PRC

Tel: 010-89202086

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rachel Yu Chief Financial Officer Building No. 2, 38 Yongda Road Daxing Biomedical Industry Park Daxing District, Beijing People’s Republic of China Telephone: 010-89202086	Will H. Cai, Esq. Cooley LLP c/o 35th Floor Two Exchange Square 8 Connaught Place Central, Hong Kong +852 3758-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment to Form S-8 (the “Post-Effective Amendment”) amends the Registration Statement on Form S-8 (File No. 333-279544) of LakeShore Biopharma Co., Ltd (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) on May 20, 2024 (the “Registration Statement”), with respect to the ordinary shares, par value US$0.0002 per share, of the Registrant issuable pursuant to the Amended 2024 Plan (defined below).

Pursuant to section 3.1 of the Registrant’s 2024 Share Incentive Plan (the “Original 2024 Plan”), the maximum aggregate number of ordinary shares, par value US$0.00002 per share, of the Registrant (the “Shares”) which may be issued pursuant to all awards under the Original 2024 Plan (the “2024 Award Pool”) shall initially be 5,713,064 Shares, plus an annual increase on the first day of each fiscal year of the Registrant during the term of the Original 2024 Plan commencing with the fiscal year beginning on April 1, 2025, by (i) an amount equal to 1% of the total number of Shares issued and outstanding on the last day of the immediately preceding fiscal year, or (ii) such lesser number of Shares as may be determined by the Registrant’s board of directors (the “Evergreen Provision”). In March 2025, the Registrant’s board of directors approved to amend the Original 2024 Plan, for purposes of reflecting the share consolidation effective on October 1, 2024, and the early utilization of the Shares reserved for issuance under the Original 2024 Plan pursuant to the Evergreen Provision. Under the currently effective Amended 2024 Share Incentive Plan (the “Amend 2024 Plan”), the 2024 Award Pool was adjusted to 2,479,385 ordinary shares, par value US$0.0002 per share. The remainder of the Amended 2024 Plan remains the same as the Original 2024 Plan.

As a result, the Registrant is filing this Post-Effective Amendment to incorporate the Amended 2024 Plan as an exhibit to the Registration Statement and to reflect that a total of up to 2,479,385 ordinary shares have or will become available for issuance under the Amended 2024 Plan. The Registrant will file a new registration statement on Form S-8 to register additional ordinary shares authorized for issuance under the Amended 2024 Plan in the future where appropriate.

EXHIBITS

Exhibit No.	Description
99.1	Lakeshore Biopharma Co., Ltd Amended 2024 Share Incentive Plan (incorporated herein by reference to Exhibit 99.1 to the Form 6-K (File No. 001-41598) filed with the Commission on March 12, 2025)
24.1*	Powers of Attorney (included on signature page hereto)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on March 14, 2025.

LakeShore Biopharma Co., Ltd

By:	/s/ Rachel Yu
Name:	Rachel Yu
Title:	Director and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, Rachel Yu, with full power to act alone, as her or his true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities on March 14, 2025.

Signature	Title

/s/ Dave Chenn
Dave Chenn	Director and Chairperson of the Board

/s/ Hui Shao	Director, Vice Chairman of the Board and
Hui Shao	Chief Business Officer

/s/ Rachel Yu
Rachel Yu	Director and Chief Financial Officer

/s/ Xu Wang
Xu Wang	Chief Executive Officer and Director

/s/ Thomas Xue
Thomas Xue	Director

/s/ Adam Zhao
Adam Zhao	Director

/s/ Chunyang Shao
Chunyang Shao	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of LakeShore Biopharma Co., Ltd has signed this registration statement or amendment thereto in New York, New York on March 14, 2025.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President

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